Exhibit 10.8

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (“Agreement”) is entered into by and between Francisco Gonzalez (“Employee”) and Sky Harbour LLC (“Company”).

1.	Employment

The Company agrees to employ Employee on the terms and conditions as set forth in this Agreement. Employee’s employment will commence on the earlier of (i) July 1, 2021; (ii) 5 days after the closing of the first issuance of tax exempt bonds; and (iii) 5 days after the closing of special purpose acquisition company (SPAC) transaction involving the Company, with (i) and (ii) both conditioned on the successful issuance of tax-exempt bonds for the financing of Sky Harbour projects. Employee shall be employed on a full-time basis in the position and roles of Chief Financial Officer and Executive Committee Member. Employee shall be responsible for certain management responsibilities of the Company including, but not limited to:

●	Collaboration with CEO and Executive Committee in setting and driving company strategy.
●	Translating strategy into actionable goals, plans and budgets.
●

Implementing, refining, and managing corporate financial strategy, project finance strategy, treasury, accounting and all other functions normally associated with the Chief Financial Officer role, with an emphasis on robust corporate growth, capital efficiency, and risk management.

●	Setting an example for leadership, teamwork, personal responsibility, and results‑orientation.
●	Ensuring effective partnerships and service-provider relationships in pursuit of the above goals.
●	Ensuring effective recruiting, onboarding, professional development, performance management, and retention of finance and accounting team members.

2.	Work Location

Employee’s primary work location will be White Plains, New York. Frequent travel will be required.

1 Employee has disclosed to the Company that he is working on several projects away from Sky Harbour that have already commenced and which may be ongoing for years to come. As long as these projects do not interfere with his Sky Harbour responsibilities, the Company hereby acknowledges and will not prohibit outside business and investment activities that do not interfere with Mr. Gonzalez responsibilities and duties with the Company. Any new project or activity will require the consent of the Company, which will not be unreasonable withheld, as long as it is not in conflict with the Company’s business or interferes with the Employees’ duties and responsibilities to the Company. The determination of the existence of a business conflict or interference of duties will be made by the Company in its reasonable judgment.

3.	Compensation

The Employee will be compensated as follows, subject to legally required deductions and withholdings:

1)	Annual Base Salary: $300,000, payable in accordance with Company’s normal payroll processes.

2)	Incentive bonuses as follows::

a)

For calendar year 2021, a cash bonus in the amounts and subject to the criteria listed on Exhibit A (the “2021 Bonus”). The 2021 Bonus will paid as soon as reasonably practicable, but in no event later than March 15, 2022. To be eligible for and receive payment of the 2021 Bonus, you must be employed by the Company on December 31, 2021.

b)

Beginning on January 1, 2022 through the end of the quarter in which this Agreement terminates, a one-time per square foot payment (without duplication) for each square foot of indoor space constructed by or on behalf of the Company or acquired from a third party or is otherwise delivered by the Company or its subsidiaries and available for leasing to tenants, a cash payment of $1.52 per square foot payable in cash on a quarterly basis, within 15 days from the end of each quarter.

3)

A Discretionary Bonus to be determined as a function of corporate performance and personal contribution thereto. For Employee to be eligible for the Discretionary Bonus, Employee must be employed by Company on December 31 of the year for which the Discretionary Bonus, if any, is earned and the Discretionary Bonus will be paid no later than March 15 of the year following the year in which the Discretionary Bonus is earned.

4)	Initial Founder Unit Allocation:

a)

Operating Agreement: Defined terms used but not otherwise defined in this Section 3(a) shall have the meaning ascribed to such terms in the Amended and Restated Operating Agreement of the Company, dated as of March 12, 2021 (the “Operating Agreement”) or the Restricted Unit Grant Agreement entered into by the Company and Employee dated as of March 26, 2021 (the “Grant Agreement”).

b)

Grant: Employee is to be granted Founder Units of the Company equivalent to a Percentage Interest of 3% on a fully-diluted basis as of the completion of the Company’s equity investment round as of March 18, 2021), pursuant to the Grant Agreement.

c)

Vesting period for Founder Units: Four years starting on the Employment Commencement Date, with the first 25% vesting following 12 months from such date, and the remaining 75% vesting in equal monthly installments over the subsequent 36 months (the “Vesting Period”).

d)

Accelerated vesting: Full acceleration of unvested Founder Units upon change of control of Company within the vesting period. In the case of a public listing of the Company, full acceleration of unvested Founder Units within the vesting period upon a termination without cause of Employee. For the avoidance of doubt, no acceleration if there is a termination for cause or at Employee’s initiative.

e)

Future Incentive Unit or Founder Unit or other Unit allocations are at the discretion of the Compensation Committee and require Employee’s consent. Should Employee gain a position equal to or exceeding 5% equivalent of fully- vested ownership units in the company, consisting of Incentive Units and Founder Units plus Preferred Units on a converted basis, by any combination of Employee Unit Allocations and purchases, Employee will no longer be entitled to formulaic bonus distributions as defined in section 3(2). Instead, Employee will then be eligible for discretionary cash or equity incentive compensation as determined by the Compensation Committee.

5)	Unit Options:

a)	Option to purchase Preferred Units equivalent to up to 0.5% of Sky Harbour percentage interest.

b)	Exercise date: Later of:

i	Within six months of final closing of first tax-exempt bond offering.

ii	Within three months of employment commencing.

c)	Exercise price: In accordance with post-money valuation equity at closing (approximately $66MM) (the “Current Valuation”).

d)	Company shall maintain the option to repurchase these Preferred Units, for a period of 24 months from exercise, at the valuation of its most recent funding in the following events:

i	Termination for Cause

ii	Termination at Employee’s initiative

6)

Discretionary Annual Bonus. The Company at its sole discretion may provide additional cash or equity annual bonus to the Employee for recognition of M&A or development opportunities outside the scope of CFO.

4.	Employment Benefits

Employee shall be entitled to medical and dental benefits and other benefits of employment that are generally available to executive employees of Company on the same terms and conditions generally applicable to such benefits. Employee will be covered by the Company’s Director & Officer and Employment Practices Liability insurance policies.

5.	Employment at Will

The employment relationship between Employee and Company is “at-will,” meaning it may be terminated at any time by either Employee or Company, for any or no reason, with or without cause.

6.	Entire Agreement

This Agreement shall constitute the entire agreement and understanding between Company and Employee with respect to Employee’s employment with Company and supersedes and is in full substitution for any and all prior understandings or agreements (whether written or oral) with respect to Employee’s employment, except that any non‑disclosure or confidentiality agreements with Company signed by Employee prior to or contemporaneously with the signing of this Agreement shall survive execution of this Agreement. The Grant Agreement executed contemporaneously to this Agreement shall also survive execution of this Agreement.

7.	Severability

If any provision of this Agreement (or part thereof) is held to be invalid, illegal, or unenforceable, such invalidity, illegality, or unenforceability will not affect any other provision and all other terms and conditions of this Agreement shall nevertheless remain in full force and effect.

8.	Successors and Assigns

This Agreement is intended to bind and inure to the benefit of and be enforceable by Employee, Company, and their respective successors, assigns, heirs, executors, and administrators, except that Employee may not assign any of his duties or rights hereunder.

9.	Governing Law

This Agreement is entered into in the State of New York and shall in all respects be interpreted, enforced and governed under the laws of the State of New York.

In Witness Whereof, the parties have executed this Agreement on the date or dates set forth below.

COMPANY

By: /s/ Tal Keinan	Date: December 22, 2021
Printed Name: Tal Keinan

EMPLOYEE

By: /s/ Francisco Gonzalez	Date: December 22, 2021
Francisco Gonzalez

EXHIBIT A

	Performance Target	Potential Bonus	Achieved Bonus

1	Prepare Company for Public Offering	$200,000	$200,000
	Complete interim Financials	$400,000	$400,000
	Complete full audited financials by filing date
	Select, engage and manage external service providers
	a. Legal	$100,000	$100,000
	b. Accounting	$100,000	$100,000
	c. Audit	$100,000	$100,000
	d. Banking	$100,000	$100,000
	e. IR	$100,000	$100,000
	Draft legal and accounting team
	a. Chief Legal Officer	$75,000	$75,000
	b. Chief Accounting Officer	$50,000	$50,000
	c. Director of HR	$25,000	$25,000
2	Securing and Financing of each new location	$100,000	$100,000
3	Construction Projects at or ahead of schedule on Dec 31, 21
	a. OPF	$100,000	$100,000
	b. BNA	$100,000	$100,000
4	New Building Permits Issued by Dec 31, 21
	a. APA	$50,000	$0
	b. DVT	$50,000	$0
5	Promote expansion of airport pipeline and progress toward securing new locations	$500,000	$400,000
		$2,150,000	$1,950,000